SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2005 (December 9, 2005)

ADMIRALTY HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Colorado	0-7501	83-0214117
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3318 Hwy 5, No. 504; Douglasville, Georgia 30135-2308
(Address of principal executive offices)

404-348-4728
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐ Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events

On November 18, 2005 Admiralty Holding Company, conducting operations through its subsidiary, Admiralty Corporation (“Admiralty”) held a meeting in Jamaica with the new chairwoman, Dr. Verene Shepard and personnel of Jamaica National Heritage Trust (“JNHT”). Admiralty was represented at this meeting by G. Howard Collingwood, its CEO, and Mr. Clarence Lott, special permitting consultant. The meeting was held to discuss the formal letter (the “Extension Letter”) of Admiralty requesting extension of the Pedro Bank permit, specifically LICENCE No. 99/001, dated June 25, 1999 (between the Government of Jamaica and Admiralty Corporation), and LICENCE No. L925 dated June 25, 1999 (SPECIAL BEACH CONTROL ACT LICENSE FOR THE USE OF THE FORESHORE AND THE FLOOR OF THE SEA). The Extension Letter was submitted November 11, 2005, along with the requested renewal document and addendum to the renewal, to the Cabinet of the Government of Jamaica through the offices of the Honorable Noel Monteith, Minister of State, Ministry of Education, Youth and Culture.

In a letter dated December 2, 2005, Dr. Verene Shepard, Chair of JNHT, sent a letter to our CEO indicating that JNHT had sent its recommendations to the Minister of Education and Culture for her consideration and recommendation on to the Cabinet. The matter of the renewal is now before the Cabinet (of Jamaica) for its determination on the issue of the proposed renewal. Admiralty has been advised that the Cabinet Office will inform Admiralty of its decision after it meets and decides.

Admiralty will not be doing historic surveying or any related work on the Pedro Bank, Jamaica, under the licenses referenced above until such time as it is notified of the decision of the Cabinet of Jamaica. Therefore, Admiralty’s ship, the New World Legacy, will undergo some maintenance and repairs, and will be assigned to other projects during the period of time the Company awaits renewal notification of the licenses. There can be no assurance of the final outcome of Admiralty’s proposed renewal of the Pedro Bank licenses. So far, we have not been able to ascertain the nature of the recommendations submitted by JNHT.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ADMIRALTY HOLDING COMPANY
(Registrant)

Dated: December 12, 2005	By /s/ Murray D. Bradley, Jr
Murray D. Bradley, Jr.
Chief Financial Officer